Exhibit 1

Ad Hoc Announcement

For Immediate Release

GPC Biotech AG Named in Purported Class Action Lawsuit in the United States

Martinsried/Munich (Germany) and Princeton, N.J., July 27, 2007 - GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ: GPCB) today announced that it has been sued in the United States District Court for the Southern District of New York, purportedly in a class action lawsuit on behalf of all persons who purchased or acquired securities of GPC Biotech between December 5, 2005 and July 24, 2007 inclusive. Bernd R. Seizinger (CEO), Martine George and Marcel Rozencweig were also named as defendants. The complaint alleges that GPC Biotech violated U.S. federal securities laws by making false public statements relating to the prospects of its most advanced product candidate, satraplatin, and thereby artificially inflating the price of GPC Biotech securities.

GPC Biotech believes the allegations in the complaint to be without merit and intends to vigorously defend itself against them.

END OF AD HOC ANNOUNCEMENT

This ad hoc release contains forward-looking statements, which express the current beliefs and expectations of the management of GPC Biotech AG, including those relating to the possible outcome of the proceedings and legal actions referenced herein. Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, and we caution investors not to place undue reliance on the forward-looking statements contained in this ad hoc release. We direct you to GPC Biotech's Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of GPC Biotech. Forward-looking statements speak only as of the date on which they are made and GPC Biotech undertakes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Satraplatin has not yet been approved by the FDA in the U.S., the EMEA in Europe or any other regulatory authority and no conclusions can or should be drawn regarding its safety or effectiveness. Only the relevant regulatory authorities can determine whether satraplatin is safe and effective for the use(s) being investigated.

For further information, please contact:

GPC Biotech AG

Martin Braendle

Director, Investor Relations & Corporate Communications

Phone: +49 (0)89 8565-2693

ir@gpc-biotech.com

In the U.S.: Laurie Doyle

Director, Investor Relations & Corporate Communications

Phone: +1 609 524 5884

usinvestors@gpc-biotech.com